EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Carey P. Hendrickson, Chief Financial Officer
       email: chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Closing of New Credit Facility

Borrowing capacity increases by $175 million

Base interest rate fixed on $150 million

Houston, TX, June 21, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the closing of a $325 million, five-year credit facility that includes a $150 million term loan and a $175 million revolver.  Based on strong lender support, the credit facility was upsized from its $300 million launch amount.  This is an increase and extension of the Company’s previous $150 million credit facility.  The Company concurrently announced that it entered into an interest rate swap agreement in May, with a June 30 effective date, to lock the 1-month term SOFR rate on $150 million of its debt at a 5-year swap rate of 2.815%. The total interest rate in any particular period will also include an applicable margin based on the Company’s consolidated leverage ratio.

Carey P. Hendrickson, Chief Financial Officer, stated, “The successful closing of this transaction demonstrates our continued proactive approach to managing our balance sheet to support the Company’s growth, drive shareholder returns and enhance liquidity.  It improves our long-term capital structure and, together with our strong cash flow, expands our ability to continue growing our portfolio of physical therapy and industrial injury prevention services businesses.  Also, the related swap agreement effectively manages our interest rate risk over the term of the facility, which is particularly important in the current rising interest rate environment.”

The credit facility was arranged by BofA Securities, Inc., and Regions Capital Markets, a division of Regions Bank, as Joint Lead Arrangers.  BofA Securities, Inc. was the sole Bookrunner, and Bank of America, N.A. is the Administrative Agent.

U.S. Physical Therapy Press Release June 20, 2022	Page 2

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 608 outpatient physical therapy clinics in 38 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 38 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.